					Exhibit 99.1
Return on Invested Capital ("ROIC") and Economic Return Calculations GAAP to non-GAAP reconciliation (dollars in thousands):

		Fiscal year ended
		October 1,	October 2,	October 3,
		2022	2021	2020
Operating income, as reported		$178,185	$176,268	$153,372
Restructuring and impairment charges		2,021	3,267	6,003
Adjusted operating income		180,206	179,535	159,375
Tax rate		13.0%	13.0%	14.0%
Adjusted operating income (tax effected)		$156,779	$156,195	$137,062
Average invested capital		$1,207,357	$1,014,742	$979,981
ROIC		13.0%	15.4%	14.0%
WACC		9.3%	8.1%	8.8%
Economic Return		3.7%	7.3%	5.2%

Average Invested Capital	Fiscal 2022
	October 1,	July 2,	April 2,	January 1,	October 2,	Average invested capital
	2022	2022	2022	2022	2021
Equity	$1,095,731	$1,058,190	$1,040,591	$1,044,095	$1,028,232
Plus:
Debt and finance lease obligations - current	273,971	250,012	222,393	151,417	$66,313
Operating lease obligations - current (1)	7,948	8,640	9,266	9,507	$9,877
Debt and finance lease obligations - long-term	187,776	184,707	186,069	187,075	$187,033
Operating lease obligations - long-term	33,628	32,270	34,347	36,343	$37,970
Less:
Cash and cash equivalents	(274,805)	(276,608)	(307,964)	(217,067)	$(270,172)
	$1,324,249	$1,257,211	$1,184,702	$1,211,370	$1,059,253	$1,207,357

Average Invested Capital	Fiscal 2021
	October 2,	July 3,	April 3,	January 2,	October 3,	Average invested capital
	2021	2021	2021	2021	2020
Equity	$1,028,232	$1,020,450	$1,013,952	$1,006,959	$977,480
Plus:
Debt and finance lease obligations - current	66,313	60,468	50,229	148,408	146,829
Operating lease obligations - current (1)	9,877	9,130	9,314	9,351	7,724
Debt and finance lease obligations - long-term	187,033	187,690	188,730	188,148	187,975
Operating lease obligations - long-term	37,970	33,193	34,751	37,052	36,779
Less:
Cash and cash equivalents	(270,172)	(303,255)	(294,370)	(356,724)	(385,807)
	$1,059,253	$1,007,676	$1,002,606	$1,033,194	$970,980	$1,014,742

Average Invested Capital	Fiscal 2020
	October 3,	July 4,	April 4,	January 4,	September 28,	Average invested capital
	2020	2020	2020	2020	2019
Equity	$977,480	$944,821	$892,558	$908,372	$865,576
Plus:
Debt and finance lease obligations - current	146,829	145,993	107,880	67,847	100,702
Operating lease obligations - current (1) (2)	7,724	8,061	8,546	9,102	—
Debt and finance lease obligations - long-term	187,975	188,626	186,327	186,827	187,278
Operating lease obligations - long-term (2)	36,779	38,077	39,617	41,764	—
Less:
Cash and cash equivalents	(385,807)	(296,545)	(225,830)	(252,914)	(223,761)
	$970,980	$1,029,033	$1,009,098	$960,998	$929,795	$979,981

(1)	Included in other accrued liabilities on the Consolidated Balance Sheets.
(2)	In fiscal 2021, Plexus adopted and applied Topic 842 to all leases using the modified retrospective method of adoption. The prior year comparative information has not been restated and continues to be reported under the accounting standards in effect for fiscal 2019.